Exhibit 10.1

LOGMEIN, INC.

Form of

Restricted Stock Unit Agreement

Performance-Based Vesting

1.	Grant of Award.

This Restricted Stock Unit Agreement (the “Agreement”) evidences the grant by LogMeIn, Inc., a Delaware corporation (the “Company”), on [            ] (the “Grant Date”), to [            ] (the “Participant”) of [Max Amount] Restricted Stock Units (individually, an “RSU” and collectively, the “RSUs”) which provides the Participant with the right to receive shares of Common Stock of the Company (the “Shares”), subject to the performance based vesting provisions set forth in Section 2 below as well as the other terms and conditions set forth in this Agreement and in the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of Common Stock of the Company. Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.	Vesting; Forfeiture.

(a) Subject to Section 2(b) and Section 2(c) below, the RSUs granted under this Agreement shall vest in accordance with the vesting provisions set forth in the attached Exhibit A.

(b) If the Participant ceases to be an employee of, or consultant or advisor to, the Company prior to the applicable vesting date for any reason or no reason, then the Participant will immediately and automatically forfeit all rights to any of the RSUs that are unvested as of the date the Participant’s employment or other service provider relationship ends.

(c) If following a Change in Control (as defined below), the Participant’s employment with the Company is terminated (a) by the Company for any reason other than Cause (as defined below), death or disability or (b) by the Participant for Good Reason (as defined below), then all unvested RSUs that have been earned pursuant to the performance calculations in Exhibit A shall become vested in full on the date of such termination of employment or other service providing relationship.

(i) A “Change in Control” means the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(ii) “Cause” means (a) a good faith finding by a majority of the Board of Directors (the “Board”) (excluding the vote of the Participant, if then a member of the Board) that (i) the Participant has failed to perform his or her reasonably assigned material duties for the Company and, if amenable to cure, has not cured such failure after reasonable notice from the Company; (ii) the Participant has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the Company, (iii) the Participant has engaged in fraud, embezzlement or other material dishonesty, (iv) the Participant has engaged in any conduct which would constitute grounds for termination for material violation of the Company’s policies in effect at that time and, if amenable to cure, has not cured such violation after reasonable notice from the Company; or (v) the Participant has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the Participant and the Company and, if amenable to cure, has not cured such breach after reasonable notice from the Company; or (b) the conviction by the Participant of, or the entry of a pleading of guilty or nolo contendere by the Participant to, any crime involving moral turpitude or any felony.

(iii) “Good Reason” means the occurrence, without the Participant’s written consent, of any of the following events or circumstances: (a) the assignment to the Participant of duties that involve materially less authority and responsibility and are materially inconsistent with the Participant’s position, role, authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control or (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control; (b) the relocation of the Participant’s primary place of business to a location that results in an increase in the Participant’s daily one way commute of at least 30 miles; (c) the material reduction of the Participant’s annual salary (including base salary, commissions or bonuses) without the Participant’s prior consent; or (d) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform any retention agreement of the Participant. Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company a notice of termination no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of the notice of termination.

3.	Distribution of Shares.

Subject to the terms and conditions of this Agreement (including any withholding tax obligations) and compliance with all applicable laws, on or within sixty (60) days after any date on which the RSUs vest, the Company will distribute to the Participant or his or her estate, if applicable, the Shares represented by RSUs that were earned and vested on such vesting date. Such Shares shall be distributed in the form determined by the Company. Until the RSUs vest, the Participant shall have no rights to any Shares and until the Shares represented by any vested RSUs are distributed to the Participant in accordance with this Agreement, the Participant shall have no rights associated with any Shares, including without limitation dividend or voting rights.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution, and any such purported transfer shall be null and void and of no force or effect, unless otherwise determined by the Company.

5.	Withholding Taxes.

(a) The Company shall not be obligated to deliver any Shares issuable with respect to the RSUs unless and until the Participant shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of the Participant resulting from the vesting of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs (the “Tax Withholding Obligation”).

(b) Unless the Company elects to have the Participant satisfy the Tax Withholding Obligation by some other means, the Participant’s acceptance of this Award constitutes the Participant’s instruction and authorization to the Company to withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value necessary to satisfy the Tax Withholding Obligation based on the minimum applicable statutory withholding rates, rounded up the nearest whole Share. To the extent rounding causes the Fair Market Value of the Shares withheld by the Company to exceed the Participant’s Tax Withholding Obligation, the Company agrees to include such excess cash together with the amounts necessary to satisfy the Participant’s Tax Withholding Obligation. The Participant acknowledges that the Company or its designee is under no obligation to withhold Shares, and that the withheld Shares may not be sufficient to satisfy the Tax Withholding Obligation.

(c) In the event the Company does not elect to have the Tax Withholding Obligation satisfied under Section 5(b), then the Company may elect to instruct any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of shares from those Shares issuable to the Participant upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. The Participant’s acceptance of this Award constitutes the Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 5(c). Any Shares to be sold through a broker-assisted sale will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. The Participant will be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Participant as soon as practicable. The Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax Withholding Obligation.

(d) To the maximum extent permitted by applicable law, with respect to any taxable event arising from the RSUs, the Company further has the authority to deduct or withhold by the deduction of such amount as is necessary to satisfy any Tax Withholding Obligation from other compensation payable to the Participant, or to require the Participant to satisfy any Tax Withholding Obligation through a cash payment to the Company with respect to which the Tax Withholding Obligation arises or through any other means permitted by the Plan.

6.	Consequences of Reorganization Events. In connection with a Reorganization Event (as defined in Section 10(b)(1) of the Plan), Section 10(b)(3) of the Plan shall apply.

7.	Miscellaneous.

(a) No Rights to Continued Service Relationship. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by continuing service at the will of the Company (not through the act of being hired or acquiring Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement with the Company for the vesting period, for any period, or at all. The Participant acknowledges that for all purposes of the Plan his or her service to the Company will cease on his or her last day of active relationship with the Company, as determined by the Company.

(b) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(c) Participant’s Acknowledgments. The Participant acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and Plan. Notwithstanding anything in this Agreement to the contrary, the Participant must accept the grant of RSUs and the terms of this Agreement in the manner determined by the Company no later than thirty (30) days prior to the first vesting date set forth in Section 2(a) above or the Participant will immediately and automatically forfeit all rights to any of the RSUs on the date twenty-nine (29) days prior to such first vesting date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

LogMeIn, Inc.

By:

Name:

Title:

PARTICIPANT’S ACCEPTANCE OF AGREEMENT

The Participant hereby accepts the foregoing grant as evidenced by this Agreement and agrees to the terms and conditions thereof and acknowledges receipt of a copy of the Company’s Amended and Restated 2009 Stock Incentive Plan.

PARTICIPANT:

Address:

Exhibit A to Restricted Stock Agreement

Performance Vesting Requirements

1.	Number of Shares. [ ] shares of Common Stock (the “Target Shares”). [ ] shares of Common Stock is the maximum amount that may be earned hereunder based on certain performance criteria. The above shares shall be automatically adjusted to account for any stock split or similar change in capitalization effected without receipt of consideration by the Company in the same manner as set forth in Section 10(a) of the Plan.

2.	Performance Period. The [ ] year(s) ranging from [ ] through [ ] (the “Performance Period”).

3.	Vesting of Shares. For the purposes of this Agreement, the “Vesting Date” shall mean the final day of the applicable Performance Period. All vesting and delivery of Shares hereunder, except pursuant to a Change of Control as specified herein, shall be subject to the prior written or electronic certification of the Company’s Compensation Committee as to the extent to which the applicable Performance Metrics have been achieved.

4.	Performance Metric. The “Performance Metric” used to determine the level of vesting for the Shares shall be based on the total shareholder return (including stock price appreciation and reinvestment of any cash dividends or other stockholder distributions), or “TSR,” realized by the Company’s stockholders over the Performance Period as it stands in relation to the TSR realized by the Russell 2000 Index (the “Index”) over the same Performance Period.

For this purpose, the TSR for both the Company and the Index over the applicable Performance Period shall be calculated pursuant to the following formula:

TSR = (Closing Stock Price* – Baseline Stock Price**) + Reinvested Dividends (if any)***

Baseline Stock Price**

* “Closing Stock Price” shall be equal to the average daily closing price of the Company’s Common Stock and the Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Company’s Compensation Committee, in its sole discretion, for the last thirty (30) calendar days of the applicable Performance Period.

** “Baseline Stock Price” shall be equal to the average daily closing price of the Company’s Common Stock and the Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Company’s Compensation Committee, in its sole discretion, for the last thirty (30) calendar days immediately preceding the commencement of the applicable Performance Period.

*** “Reinvested Dividends” shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the applicable Performance Period had each cash dividend paid on a single share (if any) during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share of the applicable common stock on the applicable dividend payment date by (ii) the average daily closing price per share of the applicable common stock, as reported in The Wall Street Journal, or such other reliable source as is determined by the Company’s Compensation Committee, in its sole discretion, for the last thirty (30) trading days of the applicable Performance Period.

The Company Closing Stock Price and Company Baseline Stock Price shall be automatically adjusted to account for any stock split or similar change in capitalization effected without receipt of consideration by the Company in the same manner as set forth in Section 10(a) of the Plan.

5.

Performance Shares. The actual number of Shares in which the Participant can vest under this Agreement may range from 0% to up to 200% of the Target Shares depending upon the percentage level at which the above-described TSR Performance Metric is achieved relative to the TSR realized for that applicable Performance Period by the Index. The Company’s performance percentage, or “Relative Performance

Percentage,” for each applicable Performance Period shall be determined by the Company’s Compensation Committee, in its sole discretion, pursuant to the following formula:

Relative Performance Percentage = 100% + (the Company’s TSR – the Index’s TSR)

If the Relative Performance Percentage equals [            ]% or less, no Shares shall vest. If the Relative Performance Percentage falls between [            ]%—100%, then 100% of the Target Shares minus 2% of the Target Shares shall vest for every 1% Relative Performance Percentage below 100%. If the Relative Performance Percentage equals 100%, then all of the Target Shares shall vest. If the Relative Performance Percentage falls between 100%—[            ]%, then 100% of the Target Shares shall vest plus an additional 2% of the Target Amount shall vest for every 1% Relative Performance Percentage above 100% up to [            ]%. If the Relative Performance Percentage equals [            ]% or more, then 200% of the Target Shares shall vest. In no event shall the total number of Shares in which the Participant vests under this Agreement exceed 200% of the Target Shares.

Within thirty (30) days of the Vesting Date, the Company’s Compensation Committee shall determine the applicable number of Shares in which the Participant shall vest based on the Relative Performance Percentage calculation set forth above and distribute the Shares to Participant in accordance with Section 3 of the Agreement. In making determinations of the number of Shares that vest hereunder, all Relative Performance Percentage fractional percentages and Share numbers below .5 shall be rounded down to the nearest whole percentage or Share number, respectively, and all Relative Performance Percentage fractional percentages and Share numbers of .5 or greater shall be rounded up to the nearest whole percentage or Share number, respectively.

6.	Effect of a Change of Control. In the event that a Change of Control (as defined in Section 2(c)(i) of the Agreement) occurs during the Performance Period, pursuant to which this RSU is assumed or substituted, the applicable Performance Period will be deemed to have concluded as of the effective date of the Change of Control. For the purposes of calculating the Performance Metric, the Company’s Closing Stock Price shall be equal to the price per share received by the Company’s stockholders as a result of the Change of Control, while the Index’s Closing Stock Price shall be equal to the average daily closing price of the Index, as reported in The Wall Street Journal, or such other reliable source as is determined by the Company’s Compensation Committee, in its sole discretion, for the last thirty (30) calendar days immediately preceding the effective date of the Change of Control. The Company’s Relative Performance Percentage for the shortened Performance Period shall then be calculated pursuant to the formula set forth above. A Change of Control shall not alter the applicable Vesting Date and the number of actual Shares earned pursuant to the calculations above shall fully vest on the Vesting Date (subject to Section 2(c) of the Agreement) so long as the Participant continues to serve as an employee of, or consultant or advisor to, the Company, the acquirer, or their parents, subsidiaries or affiliates.